UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 19, 2008, William H. Martin, III, whose current term of service on the Board of Directors (the “Board”) of the Trex Company, Inc. (the “Company”) expires on the date of the Company’s annual meeting of stockholders in May 2008, informed the Board of his decision not to stand for re-election. Mr. Martin serves on the Board’s Audit Committee and Nominating / Corporate Governance Committee.

On February 20, 2008, Anthony J. Cavanna, whose current term of service on the Company’s Board expires on the date of the Company’s annual meeting of stockholders in 2009, informed the Board of his decision to retire, effective on the date of the Company’s annual meeting of stockholders in May 2008.

(c) On February 19, 2008, the Board of Directors appointed James E. Cline, age 56, to serve as Vice President and Chief Financial Officer of Trex Company, Inc. (the “Company”), effective March 18, 2008. Before joining the Company, Mr. Cline served from July 2005 through December 2007 as the President of Harsco GasServ, a subsidiary of Harsco Corporation and manufacturer of containment and control equipment for the global gas industry. From January 2008 through March 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which is owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers by providing transition management and financial services. Between April 1994 and June 2005, Mr. Cline served as the Vice President and Controller of Harsco GasServ. Mr. Cline received a B.S.B.A. in Accounting from Bowling Green State University.

Mr. Cline’s base salary will be payable at an annual rate of $250,000 and Mr. Cline will be eligible for all benefits provided by the Company’s executive compensation program, including participation in the Company’s annual executive incentive compensation plan.

Mr. Cline has entered into a change in control severance agreement, effective as of March 3, 2008, with the Company. The terms of this agreement are generally the same as those of the Company’s change in control severance agreements with its other executive officers, as described in the Company’s proxy statement dated April 9, 2007 for its 2007 annual meeting of stockholders. Under Mr. Cline’s agreement, if, within the period beginning 90 days before and ending two years after a change in control of the Company (as defined in the agreement), Mr. Cline’s employment is terminated by the Company (other than for cause or by reason of death or disability) or if he terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” Mr. Cline will be entitled to receive the following:

•

a lump-sum cash payment equal to the sum of (1) Mr. Cline’s accrued base salary and accrued vacation pay plus (2) if not previously paid, Mr. Cline’s annual cash bonus earning for the preceding fiscal year plus (3) Mr. Cline’s targeted cash bonus for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

•

a lump sum severance payment of 1.5 times (1) his annual base salary (in effect immediately prior to the change in control or termination, whichever is greater) and (2) the greater of (a) his target annual cash bonus (for the year in which the change in control occurs or the year of the termination, whichever is greater) or (b) his actual annual cash bonus for the last fiscal year immediately prior to termination;

•

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though he had remained an active employee, for the longer of 18 months or until coverage is obtained from a new employer; and

•

accelerated vesting of all outstanding long-term incentive awards, including stock options, stock appreciation rights (“SARs”), restricted shares, and performance shares (at the targeted payment level).

In addition, the agreement provides that, if payments made to Mr. Cline would cause him to become subject to the excise tax payable pursuant to Section 4999 of the Internal Revenue Code, the Company will reduce his payment to the extent necessary to avoid the application of the excise tax, with Mr. Cline having the option to elect which components of the severance payment are so reduced.

The foregoing description of Mr. Cline’s change in control severance agreement with the Company is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

On March 3, 2008, which will be his first day of employment, Mr. Cline will be granted long-term equity incentive awards under the Company’s 2005 Stock Incentive Plan in the form of stock appreciation rights (“SARs”) with a value equal to 67.5% of Mr. Cline’s initial base salary described above. The SARs will be granted at a price equal to the fair market value of the Company’s common stock on the grant date and will vest ratably over three years on each anniversary of the grant date. The Company’s 2005 Stock Incentive Plan and form of award agreement for grants of SARs thereunder have been filed with the Securities and Exchange Commission and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Trex Company, Inc. herewith files the following exhibits:

Exhibit Number	Description of Exhibit
10.1	Change in Control Severance Agreement, effective as of March 3, 2008, between Trex Company, Inc. and James E. Cline.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: February 25, 2008	/s/ Ronald W. Kaplan
Ronald W. Kaplan
President and Chief Executive Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
10.1	Change in Control Severance Agreement, effective as of March 3, 2008, between Trex Company, Inc. and James E. Cline.

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